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                             TAX SHARING AGREEMENT

        TAX SHARING AGREEMENT (the "Agreement"), made as of the 22nd day of May. 1997 by and among Triarc Companies, Inc., a Delaware corporation ("TRI"), and Triarc Beverage Holdings Corp., a Delaware corporation ("TBHC"), Snapple Beverage Corp. ("Snapple") and Mistic Brands, Inc. ("Mistic").


        TRI is the common parent of an affiliated group (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code")) of corporations (collectively the "TRI Group") of which TBHC, Snapple and Mistic are members, and files consolidated federal income tax returns on the basis of a taxable year ending December 31st on behalf of itself and all other members of the TRI Group.


        Each of TRI, TBHC, Snapple and Mistic desires to provide, from and after the date hereof (the "Effective Date"), for payment on behalf of TBHC and any direct or indirect subsidiaries of TBHC (including, without limitation, Snapple and Mistic) that may now or after the Effective Date be included in the TRI Group (the "TBHC Subsidiaries") (hereinafter, TBHC and the TBHC Subsidiaries (if any) are sometimes collectively referred to as the "TBHC Group") to TRI of the amounts payable by the TBHC Group in respect of federal income taxes and of certain state and local taxes and for payments by TRI to TBHC as provided herein.

        Accordingly, TRI, TBHC, Snapple and Mistic agree as follows:

        1. Agreement to Join in Consolidated Returns


        1.1 TBHC agrees to join, and to cause the other members of the TBHC Group to join, with TRI in any consolidated federal income tax return ("Consolidated Return") for any taxable year for which TRI files a Consolidated Return that includes TBHC or such other member of the TBHC Group.










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        1.2 TBHC, on behalf of itself and the other members of the TBHC Group, hereby irrevocably designates TRI as its agent for the purpose of taking any and all actions necessary or incidental to the filing of Consolidated Returns. TBHC agrees to furnish, and to cause the TBHC Subsidiaries to furnish, TRI with any and all information requested by TRI in order to carry out the provisions of this Agreement; to cooperate, and to cause the TBHC Subsidiaries to cooperate, with TRI in filing any return or consent contemplated by this Agreement; to take such actions, and to cause the TBHC Subsidiaries to take such actions, as TRI may request, including, but not limited to, the filing of all elections and the filing of requests for the extension of time within which to file tax returns; and to cooperate, and to cause the TBHC Subsidiaries to cooperate, in connection with any refund claim.


        1.3 In each taxable year ending after the Effective Date, TBHC shall make or cause any of the TBHC Subsidiaries to make payment to TRI of an amount in respect of federal income taxes of the TBHC Group for such taxable year, determined in accordance with Section 2 hereof, and TRI shall have the sole responsibility for making any required payments to the Internal Revenue Service (the "Service") in satisfaction of the consolidated federal income tax liability of the TBHC Group for such year. For each quarter of each fiscal year ending after the Effective Date, TBHC shall make or cause any of the TBHC Subsidiaries to make payment to TRI of a portion of the amount required to be paid pursuant to Section 2 hereof equal to the amount of the installment payment of estimated income tax TBHC would be required to make on behalf of the TBHC Group to the Service for such quarter under Section 6655 of the Code no later than five business days prior to the date upon which TBHC would be required to make such payment to the Service. Promptly following the close of each fiscal year ending after the Effective Date, TBHC shall pay or cause any of the TBHC Subsidiaries to pay to TRI the excess, if any, of the amount payable with respect to such taxable year, determined in accordance with Section 2 hereof, over the aggregate of all amounts previously paid pursuant to this Section 1.3 by or on behalf of TBHC to TRI with respect to such taxable year. Each member of the TBHC Group shall be jointly and severally liable for any payments due TRI by TBHC under this Agreement. If TRI fails to file a Consolidated Return that includes the TBHC Group for any taxable year for which TBHC has made or caused to be made a payment or payments


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pursuant to this Section 1.3, TRI shall promptly refund such payment or payments.



        1.4 The amount of any overpayment or underpayment made pursuant to
Section 1.3 hereof shall be credited against or added to, as the case may be, the amount otherwise required to be paid for the fiscal quarter within which the amount of such overpayment or underpayment first becomes reasonably ascertainable; provided, however, that, upon TBHC providing to TRI all information required by the Service (including supporting schedules) after the close of any taxable year but within the period described in section 6425(a)(1) of the Code, TRI shall repay to or on behalf of TBHC, within the period described in section 6425(b)(1) of the Code, the amount of any net remaining overpayment of consolidated tax liability of the TBHC Group for such year.


        1.5 Except for the payments required under this Agreement, TRI agrees to indemnify and hold harmless the TBHC Group against and from any claims of liability, for federal income tax, interest thereon, and penalties with respect thereto asserted by the Service, arising from any taxable period for which this Agreement is in effect, provided, however, that no such indemnification shall be made to the extent that TBHC has failed to make or cause to be made any payments required to be made to TRI in respect of such liability under the provision of this Agreement.


        1.6 TBHC shall cooperate, and cause the TBHC Subsidiaries to cooperate, fully with TRI in any audit or any proceeding relating to any Consolidated Return and shall pay an appropriate share of the expenses of any such audit or other proceeding. TRI shall have sole control over and discretion as to the undertaking, conduct, settlement or other disposition of any tax controversy arising out of any Consolidated Return filed by TRI.

        2. Computation of Tax Liability of the TBHC Group.

        For the first taxable year ending after the Effective Date, and for each subsequent taxable year of the TRI Group for which this Agreement remains in effect, TBHC shall pay or cause to be paid to TRI (in the manner provided in Section 1.3 hereof), on behalf of itself and any members of

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the TBHC Group, an amount equal to the federal income tax liability that would have been payable by the members of the TBHC Group for such year, determined as if TBHC had filed a separate, consolidated federal income tax return for such year and all prior years for which the Agreement was in effect on behalf of itself and all TBHC Subsidiaries that were includible corporations (within the meaning of section 1504(a)(1) of the Code) in the TBHC Group for such year, computed in accordance with the actual elections, conventions and other determinations with respect to the TBHC Group reflected in the Consolidated Return filed by TRI; provided. however, that any item of income or loss of a member of the TBHC Group that is treated as deferred on the Consolidated Return filed by TRI (e.g., gain or loss on an intercompany transaction between a member of the TBHC Group and TRI that is deferred pursuant to section 1.1502-13 or 1.1502-13T of the regulations) shall be taken into account in computing taxable income of the TBHC Group for purposes of this Agreement only at such time and in such amount as such item is actually taken into account on the Consolidated Return filed by TRI. If TBHC shall be the sole member of the TBHC Group for any year (or portion thereof), the payment required to be made by or on behalf of TBHC pursuant to this Section 2 shall be determined as hereinbefore provided in this Section, but as if TBHC had filed a separate income tax return for such year (or portion thereof). Any amount payable by or on behalf of TBHC pursuant to this Section 2 shall be allocated among the members of the TBHC Group as directed by TBHC. Payments made by TBHC or on behalf of TBHC by the TBHC Subsidiaries pursuant to this Section and
Section 1.3 above shall be in lieu of any other payment by the TBHC Group (or any member thereof) on account of its share, if any, of the consolidated federal income tax liability of the TRI Group for such taxable year. Except as hereinbefore provided with respect to deferred transaction, payments made for any taxable year by TBHC pursuant to this Section 2 shall be made without regard to the actual consolidated federal income tax liability, if any, of the TRI Group for such taxable year.


        3. Adjustments

        Any adjustment of income, deduction, or credit that results after the taxable year in question by reason of any carryback, amended return, claim for refund, or audit shall be given effect

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by redetermining amounts payable and reimbursable hereunder for such taxable year (and other taxable years, where appropriate) for which the Agreement is in effect as if such adjustment had been part of the original determination hereunder, with interest payable (by TBHC or TRI, as the case may be) in the amounts provided in section 6621 of the Code and penalties thereon payable only to the extent that penalties are actually paid by TRI to any taxing authority with respect to such adjustment. Except with respect to any required adjustment in accordance with Sections 1.3, 1.4, 2 and 3 hereof, any increases in the consolidated federal income tax liability (including interest and penalties) of the TRI Group shall be the sole responsibility of TRI and any refunds of consolidated federal income taxes previously paid shall be the sole property of TRI.


        4. Payment for Tax Benefits of Members


        The TBHC Group shall be entitled to a refund of federal income taxes previously paid to TRI pursuant to this Agreement computed in the manner described in Section 2 hereof as a result of any consolidated net operating losses, net capital losses or tax credits claimed by the TBHC Group for any taxable year for which this Agreement is in effect (provided such losses or credits are not in fact utilized in a taxable year in which this Agreement is not in effect), determined as if TBHC had filed a separate consolidated federal income tax return for such year on behalf of itself and all the TBHC Subsidiaries that were includible corporations in the manner described in
Section 2 above (any such loss or credit being referred to herein as a "TBHC Group Loss" and any such entitlement to a refund being referred to herein as a "TBHC Group Benefit"), that would otherwise have been available to the TBHC Group by reason of a carryback of such TBHC Group Loss, determined in accordance with the actual election under Section 172(b)(3) of the Code reflected in the Consolidated Return filed by TRI, provided TBHC furnishes to TRI all information required by the Service (including supporting schedules) within the period described in section 6411(a) of the Code, and TRI shall pay the amount of such TBHC Group Benefit to TBHC, within the period described in section 6411(b) of the Code. If TBHC shall be the sole member of the TBHC
Group for any year, the payment of the TBHC Group Benefit to TBHC pursuant to this Section 4 shall be determined as hereinbefore provided in this Section, but as if TBHC had filed a separate income tax return for


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such year. The portion of such TBHC Group Loss (if any) that is not carried back shall be carried forward to the extent otherwise permitted by the Code in computing the liability of the TBHC Group pursuant to Section 2 above.


        5. State Taxes

        5.1 TBHC agrees at the request of TRI to join, and to cause the TBHC Subsidiaries to join, TRI or any direct or indirect subsidiary of TRI in any consolidated or combined state or local income or franchise tax return ("Combined Return") for any taxable year for which TRI or any direct or indirect subsidiary of TRI files a Combined Return that may include TBHC or any of the TBHC Subsidiaries.


        5.2 If, at any time from and after the Effective Date, the liability for any state or local income or franchise taxes of (i) TBHC or any of the TBHC Subsidiaries and (ii) TRI or any other direct or indirect subsidiary of TRI is determined on a consolidated or combined basis, this Agreement shall be applied in like manner to all matters relating to such taxes; provided. however, that the liability of the TBHC Group with respect to a Combined Return shall be at least equal to any increase in taxes resulting from the inclusion of TBHC or any of the TBHC Subsidiaries in such Combined Return.


        6. Prior Agreement


        The terms of the tax sharing agreement by and between TRI and Mistic dated August 9, 1995 shall continue to apply to Mistic and TRI to determine amounts to be paid by, or to, Mistic after the Effective Date of this Agreement with respect to taxable periods (or portions thereof) prior to the Effective Date of this Agreement.



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        7. Disputes


        In the event of a disagreement between TRI and TBHC with respect to any determination required to be made pursuant to this Agreement, the determination of the Chief Financial Officer of TRI, in the absence of manifest error, shall be conclusive.


        8. Effective Date and Termination


        This Agreement shall be effective for the taxable years of TRI, TBHC and the TBHC Subsidiaries ending after the Effective Date in which TRI files a Consolidated Return that includes TBHC, unless terminated by mutual agreement of the parties.


        9. Captions

        All Section captions contained in this Agreement are for convenience only and shall not be deemed a part of this Agreement.


        10. Counterparts

        This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

        11. Amendment: Waiver

        This Agreement may be amended, modified, superseded, cancelled or extended, and the provisions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.


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        12. Governing Law


        This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of laws rules thereof.


        13. Successors and Assigns

        This Agreement shall be binding upon, and shall inure to all the benefits of, the parties hereto and their respective successors and assigns.


        14. Notices

        Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or overnight express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed by overnight mail, the day after the date of deposit with a reputable courier service, or if mailed by non-overnight certified or registered mail, five days after the date of deposit in the United States mails, as follows:


                            (i) if to TRI to:

                            Triarc Companies, Inc.
                            280 Park Avenue
                            New York, NY 10017


                            Attention:      Executive Vice President
                                            and General Counsel
                            Facsimile:      (212) 451-3216


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                           (ii) if to TBHC, Snapple or Mistic to:

                           Triarc Beverage Holdings Corp.
                           709 Westchester Avenue
                           White Plains, NY 10604

                           Attention: President
                           Facsimile: (914) 397-9220

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

        IN WITNESS WHEREOF, TRI and TBHC have executed this Agreement as of the day and year first above written.


TRIARC COMPANIES, INC.                  TRIARC BEVERAGE HOLDINGS CORP.

By: /s/ Francis T. McCarron             By: /s/ Ernest J. Cavallo
   ------------------------------           ---------------------------------

   Name:                                    Name:

   Title:                                   Title:

SNAPPLE BEVERAGE CORP.                  MISTIC BRANDS, INC.


By: /s/ Ernest J. Cavallo               By: /s/ Ernest J. Cavallo
   ------------------------------           ---------------------------------

   Name:                                    Name:

   Title:                                   Title:


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